Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 3 to the Registration Statement of Frontier Group Holdings Inc. on Form S-4 (the “Registration Statement”) and in the Information Statement and Proxy Statement/Prospectus of Frontier Group Holdings Inc. and Spirit Airlines, Inc., which is part of the Registration Statement, of our opinion dated February 5, 2022 appearing as Annex D to such Information Statement and Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Morgan Stanley & Co. LLC”, “The Merger—Background of the Merger”, “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors”, “The Merger—Unaudited Prospective Financial Information”, and “The Merger—Opinion of Morgan Stanley & Co. LLC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Healy
Kristin Healy
Managing Director

New York, New York

May 10, 2022